011 Putnam Tax Exempt Income Fund attachment
3/31/05 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2005, Putnam management has
assumed $9,123 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)
Class A	28,180
Class B	1,281
Class C	171

72DD2
Class M   115

73A1
Class A   0.192707
Class B   0.164180
Class C   0.157450

73A2
Class M   0.180085

74U1 (000s omitted)

Class A	144,278
Class B	7,330
Class C 1,110

74U2
Class M   612

74V1

Class A	8.78
Class B	8.79
Class C	8.79

74V2

Class M	8.81